SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
November 23, 2004 (November 18, 2004)

Dean Foods Company

(Exact name of registrant as specified in its charter)

Delaware	1-12755	75-2559681

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

2515 McKinney Avenue, Suite 1200
Dallas, Texas 75201

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(214) 303-3400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

     On November 18, 2004, our Board of Directors authorized and approved two new executive compensation plans to become effective January 1, 2005.

     The first plan, the Dean Foods Company Post-2004 Executive Deferred Compensation Plan (the “Plan”), was authorized in response to the passage of The American Jobs Creation Act of 2004, which added a new section to the Internal Revenue Code, Section 409A, imposing new requirements on deferred compensation arrangements. Apart from changes required by Section 409A, the terms of the Plan will be modeled on our current deferred compensation plan (the “Pre-2005 Plan”), a copy of which has been previously filed. The Pre-2005 Plan will be “frozen” after December 31, 2004, meaning that no additional compensation deferrals will be permitted under that plan after 2004. The new Plan will apply to compensation earned after December 31, 2004.

     Employees who are expected to earn $150,000 or more in base salary in the calendar year for which the deferral election is to be made are eligible to participate in the Plan. In addition, any other employee who is expected to earn between $100,000 and $150,000 in base salary in the calendar year for which the deferral election is to be made can participate in the Plan if he or she participated in our Pre-2005 Plan. An eligible employee may elect to defer up to 100% of his or her base salary and bonus. Certain aspects of the Plan will not be finalized until after the U.S. Treasury department provides further guidance on the new Section 409A. However, the Plan is expected to be substantially similar to the Pre-2005 Plan except that:

•	Company stock will not be available for deferral allocations;

•	Salary deferral elections must be made prior to the beginning of the Plan year and bonus deferral elections must be made in May of the year prior to the year in which the bonus will be paid;

•	No unscheduled withdrawals will be permitted, except for certain hardship withdrawals related to certain unforeseeable emergencies;

•	Acceleration of payments will not be permitted;

•	Payments may be postponed, but only if they are postponed by at least 5 years;

•	Certain “key employees” will be required to wait six months after separation of service before they can begin to receive termination payments. We are still awaiting regulatory clarification of the definition of “key employee.”

     The other plan authorized and approved by our Board of Directors on November 18, 2004 is the Dean Foods Company Supplemental Executive Retirement Plan (the “SERP”), for the benefit of our employees who receive salary and cash bonus in excess of the amount which Internal Revenue Service regulations allow to be taken into account under a 401k plan (“Excess Compensation”). Under this new SERP, beginning in 2005, each employee who receives Excess Compensation will be credited with an amount equal to 4% of his or her Excess Compensation. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control of our company, or the employee’s death or disability.

     Our Board of Directors authorized and directed the Compensation Committee of the Board of Directors to finalize both the Plan and the SERP consistent with applicable law.

Item 1.02 Termination of a Material Definitive Agreement

     On November 18, 2004, our Board of Directors adopted resolutions approving (1) the cessation of compensation deferrals under the Pre-2005 Plan for compensation earned after December 31, 2004, and (2) the continuation of the Pre-2005 Plan as a frozen plan after 2004. The Board of Directors authorized and directed the Compensation Committee of the Board of Directors to adopt any amendments to the Pre-2005 Plan as it deems appropriate in order to continue it as a frozen plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 23, 2004	DEAN FOODS COMPANY

	By:	/s/ Lisa N. Tyson

Lisa N. Tyson Senior Vice President and Deputy General Counsel